Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254931

INVESCO REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 9 DATED SEPTEMBER 22, 2023
TO THE PROSPECTUS DATED APRIL 12, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated April 12, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "we," "us," or "our" refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to disclose amendments to the Revolving Credit Facility.
Amendments to the Revolving Credit Facility
The following disclosure modifies the disclosure in the section of the Prospectus entitled “Selected Information Regarding our Operations — Information Regarding our Indebtedness — Revolving Credit Facility” and all related disclosures in the Prospectus.

The Operating Partnership amended its Revolving Credit Facility with Bank of America to extend the term of the Revolving Credit Facility to September 6, 2024, with an option for the Operating Partnership to extend the term to September 5, 2025, subject to certain conditions and payment of an extension fee. As amended, the maximum borrowing amount under the Revolving Credit Facility is $100 million, with the ability for the Operating Partnership to request an increase in the maximum borrowing amount up to $150 million, subject to certain increase conditions specified in the Revolving Credit Facility documentation, with borrowings carrying interest at a rate equal to (i) Daily Simple SOFR plus ten basis points, (ii) Term SOFR with an interest period of one, three or six-months plus ten basis points, or (iii) a Base Rate, where the base rate is the highest of (1) federal funds rate plus 0.5%, (2) the rate of interest as publicly announced by Bank of America N.A. as its “prime rate”, (3) Term SOFR with an interest period of one month plus 1.0%, or (4) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio. The amendment also adjusted certain fee calculations and financial covenants.
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